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                                                EXHIBIT 99.1

                     UNION TEXAS PETROLEUM
                              (LETTERHEAD)

NEWS RELEASE

Contact:   Carol L. Cox
	         (713) 968-2714

      UNION TEXAS PETROLEUM REPORTS INCREASED PRODUCTION IN 1994
                  AND HIGHER YEAR-END RESERVES

     HOUSTON, January 19, 1995 -- Union Texas Petroleum Holdings,
Inc. today reported that it achieved record international production during 1994 and increased its year-end worldwide proved reserves to 411 million barrels of oil equivalent.

     "During 1994, Union Texas continued to build value for shareholders. We set a production record from our international oil and gas operations, increased our reserves and reduced the company's unit operating expenses. We remain committed to increasing value for our shareholders in 1995," said Chairman and CEO Clark Johnson.

     The independent oil and gas company produced approximately 45 million barrels of oil equivalent for the year 1994, compared to 39 million barrels in 1993. Union Texas attributed its increased volumes primarily to higher production levels in the U.K. North Sea and to greater sales volumes of liquefied natural gas (LNG) from Indonesia.

     Union Texas' worldwide proved reserves increased to 411 million barrels of oil equivalent at year-end 1994, up from 381 million barrels at the end of 1993. Through reserve acquisitions, revisions and additions, the company replaced approximately 170% of its 1994 production at a cost of about $4.50 per barrel of oil equivalent. Over a three-year period from 1992-1994, the company replaced approximately 160% of its worldwide production at a cost of approximately $5.00 per barrel of oil equivalent.

     One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE:
UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company also has petrochemicals interests in the U.S.

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